Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Expands Arlington Senior Loan Program

to $400 Million

Completes New Loan Securitization to Provide Program Leverage

•	Expanded the Arlington Senior Loan Program to $400 million from original target size of $300 million

•	Increased equity commitments and completed new $400 million loan securitization to provide program leverage

•	Achieved an advance rate of 90%, placing approximately $360 million of CLO notes rated Aaa through B2

•	Securitization included two classes of Aaa rated notes with one class priced at L+175 bps and the other class priced at L+153 bps with a reset to L+198 bps after two years

•	As a result of this transaction, NewStar does not expect to consolidate the results of the Arlington Fund with NewStar’s consolidated financial results beginning in the second quarter of 2014

Boston, MA, July 1, 2014 - NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that it has increased the size of the NewStar Arlington Senior Loan Program (the “Arlington Fund” or the “Program”) to $400 million and completed a term debt securitization to provide leverage for the Program. The Arlington Fund was formed in partnership with institutional investors in April 2013 to co-invest in middle market commercial loans originated by NewStar. The expansion of the Program represents the next step in the growth of NewStar’s asset management platform and is expected to add to its assets under management (AUM) as the proceeds from the transaction are invested. The Program also provides important strategic benefits to NewStar, including increasing its lending capacity, which allows it to provide more capital to clients, while managing risk exposure.

NewStar completed a $400 million loan securitization in connection with the expansion of the Program as part of its investment strategy to employ leverage in order to magnify returns to investors. The Arlington Senior Loan Program is NewStar’s ninth securitization since inception and part of a programmatic approach to the company’s funding and asset management strategies.

The notes offered through this CLO transaction are backed by a diversified portfolio of commercial loans originated by NewStar for the benefit of Program investors. The transaction was executed through a private offering via Rule 144A and Regulation S. Various classes of notes rated Aaa through B2 totaling approximately $360 million were placed, which represented an advance rate of approximately 90%. Third-party Program investors retained the equity interests, which together represented approximately 10% of the capital structure, or approximately $40 million. NewStar Financial will serve as manager of the CLO, which has a four-year reinvestment period.

The deal was structured with several innovative features including a class of step-up notes priced at an initial rate of L+153 bps to meet specific investor demand. The other class of Aaa rated notes were priced at L+175 bps. The notes were rated by a single agency and were priced to yield a weighted average of LIBOR plus 2.78%.

Wells Fargo Securities was placement agent and sole book runner.

Following completion of the CLO transaction, NewStar expects that the financial results of the Program will not be consolidated with its financial results beginning in the second quarter of 2014. The assets, liabilities and related operating results of the Arlington Fund had previously been included in NewStar’s consolidated financial results as a variable interest entity (“VIE”).

“The expansion of this program represents another significant milestone in our strategy to grow our asset management business,” said Tim Conway, NewStar’s CEO. “It reinforces the value of NewStar’s origination and credit management capabilities, as well as the appeal of our track record to investors. I believe that NewStar is among only a few established platforms in the middle market positioned to provide access to investment opportunities like the Arlington Senior Loan Program,” he added.

“With NewStar’s well-established position as a programmatic, middle market CLO issuer and the market’s strong receptivity to the deal, we were able to structure a transaction with competitive cost of funds and a robust structure that achieves our investors’ objectives. It represents the second CLO NewStar executed in 2014,” said John Frishkopf, head of asset management and treasury at NewStar.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial (Nasdaq:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, Los Angeles CA, New York NY, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

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More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2013 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558

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